Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 and Registration Statement No. 333-228103 on Form S-3 of OrthoPediatrics Corp. of our report dated July 30, 2019, relating to our audit of the combined financial statements of Vilex in Tennesee Inc. and Affiliate as of December 31, 2018 and 2017, and for the years then ended, included in the Current Report on Form 8-K/A filed on August 20, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statements.

/s/ Wipfli LLP

December 10, 2019

Lincolnshire, Illinois